EXHIBIT 99.1

For Immediate Release

Date:             July 21, 2000
Contact:          Steven R. Abel, Chairman
                  Blue River Bancshares, Inc.
                  (317) 398-9721


     Shelbyville, Indiana--Blue River Bancshares, Inc. (Nasdaq SC: BRBI) today announced that Robert C. Reed will no longer serve as its Vice Chairman, President and Chief Executive Officer, or as a director and the President and Chief Executive Officer of Shelby County Bank (Blue River's wholly-owned subsidiary). Blue River also announced that it would not make any severance payments to Mr. Reed.

     Mr. Steven R. Abel, a director of Blue River for three years and the Chairman of the Board of Directors, has been appointed acting President and Chief Executive Officer of Blue River and the Bank. Mr. Abel previously served as Vice President of Fifth Third Bank of Central Indiana and its predecessor and served on their management teams. His banking career began in 1974.

     A committee of the Board of Directors has been formed to search for a permanent President and Chief Executive Officer for Blue River and the Bank. Larry Toombs, the former Executive Vice President of Blue River and the Bank, has been retained as a consultant to assist the Bank prior to the employment of a permanent President and Chief Executive Officer.



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